ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                     SELLER
                            SUPERIOR GALLERIES, INC.
                                       AND
                                      BUYER
                       TANGIBLE ACQUISITION II CORPORATION




                  _____________________________________________

                              DATED:  JULY 6, 2001

                            ASSET PURCHASE AGREEMENT

     This asset purchase agreement ("Agreement") dated as of JULY 6, 2001, is between SUPERIOR GALLERIES, INC., a California corporation ("Seller") and TANGIBLE ACQUISITION II CORPORATION, a Nevada corporation ("Buyer"). Seller is engaged in the business of operating retail auctions of memorabilia and collectible items and buying and selling related materials by private treaty. A substantial portion of Seller's business activities involve auctioning and other purchasing and selling of numismatic and other collectible coins ("Coin Assets"). Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller the Coin Assets.

The  parties  therefore  agree  as  follows:

                                    ARTICLE 1

                                   DEFINITIONS
     When used in this agreement, the following terms have the following meanings:

"Affiliate" means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

"Consent" means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization.

"Contract" means any agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding on the parties thereto.

"Environmental Law" means any Law relating to the environment, natural resources, or public or employee health and safety, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., the Clean Water Act, 33 U.S.C. Sec. 1251 et seq., the Clean Air Act, 33 U.S.C. Sec. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Sec. 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Sec. 651 et seq.

"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant thereto.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and any rules or regulations issued pursuant thereto.

"GAAP"  means  United  States  generally  accepted  accounting  principles.

"Governmental Authority" means any (1) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

"Hazardous Material" means any substance, material or waste which is regulated under Environmental Law, including, without limitation, any material, substance or waste that is defined as a "hazardous waste," "hazardous material," or

"hazardous  substance"  under  any  provision  of  Environmental  Law.

"Indemnifiable Losses" means all losses, liabilities, taxes, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from third party claims, incurred or suffered by an indemnitee, including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the indemnity's rights hereunder.

 "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Legal Proceeding" means any judicial, administrative or arbitral action, suit, claim, investigation or proceeding, whether at law or in equity, civil or criminal in nature, before a Governmental Authority.

"Lien" means, with respect to the property of any Person, any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of any other Person, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

 "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority.

"Permitted Lien" means (1) any Lien for taxes that are not yet due, or (2) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's, lessor's or similar statutory Lien incidental to the ordinary course of business.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.

"Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

"Remedial Action" means all actions, including, without limitation, any capital expenditures, required by any Governmental Authority to (1) clean up, remove, treat, or in any other way address any Hazardous Material or other substance,
(2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) perform pre-remedial studies and investigations or post-remedial monitoring, or (4) bring facilities on any property owned, operated or leased by Buyer and the facilities located and operations conducted thereon into compliance with all Environmental Laws.

"Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.

"Securities Act" means the Securities Act of 1933, as amended, or any successor law, and rules or regulations issued pursuant thereto.

                                    ARTICLE 2
                                PURCHASE AND SALE
     2.1     Acquired  Assets
     . Seller will sell to Buyer, and Buyer will purchase from Seller at Closing (as defined in Section 8.2 herein) only those certain assets on Schedule
2.1 related to the Seller's Coin Assets free from all liens and encumbrances, the "Acquired Assets." The Acquired Assets shall consist of Seller's rights to the following assets:

(1) the trade names, including all domain names as used on the Internet, as set forth on Schedule 2.1(1);

(2) all lists and other data of Seller, including but not limited to a list of existing, potential, and prior Seller customers subject to the exclusion of use of such list as described in Section 2.2 (10) (the "Customer List");

(3) licenses for the software used by seller in the Coin Assets, including the license to use the Accountmate software and a copy of the proprietary modifications made by Seller thereto ("Software Assets") subject to the restrictions as set forth in Section 3.11. Seller acknowledges that the Accountmate software and such proprietary modifications are material to the Coin Assets and any impairment thereto will materially decrease the value of the Coin Assets. Buyer shall be responsible for obtaining any licensing or other agreement required by any software licensor required to allow the Buyer to use such software and Seller shall provide its best efforts to assist the Buyer to obtain such licensing. If Buyer is unable, through no fault of its own, to obtain such licensing at a nominal expense or not at all, Seller agrees to either pay all costs associated with the acquisition of such licensing agreement or to indemnify the Buyer from any claims by Accountmate or any other entity having rights to such license with respect to the use of such license by Buyer. The failure to obtain such a license or other agreement for use by Buyer shall not result in a breach of this Agreement;

(4)     all  furniture,  fixtures  and  computers  as listed on Schedule 2.1(4);

(5) the Research Coin Library which shall consist of those books which have been used by Seller to catalogue coins or are otherwise reasonably necessary to catalogue coins for future auctions ("Research Coin Library");

(6) all of Seller's rights under any Contract to which Seller is party as listed on Schedule 2.1 (6) (each such contract an "Acquired Contract"). However, Buyer agrees to notify each Consignor in the Consignment Agreements identified on Schedule 2.1(6) that the Buyer is prepared to auction the Consignor's property at auction, but that Consignor shall have the right to withdraw the property consigned from auction and returned to Consignor at Consignor's option within fifteen days of such notification from Buyer to Consignor and upon repayment of any loan advances made to Consignor. Consignor's withdrawal of the property consigned shall not in any manner constitute a default under this Agreement;

(7) all of Seller's rights and remedies, under warranty or otherwise, against a manufacturer, vendor, or other Person for any defects in any Acquired Asset;

     2.2     Excluded  Assets
     . Seller shall retain and not sell to Buyer, and Buyer will not purchase from Seller, including, but not limited to, the following assets (collectively, the "Excluded Assets"):

(1)     Seller's  rights  under  this  Agreement;

(2) Seller's right to the trade name "Superior Stamp," "Superior Space" and "Superior Stamp and Space," unless set forth on Schedule 2.1(1); Buyer agrees that it will not conduct any auctions of stamps or space-related collectibles for a period of two years from the Closing Date (as defined in Article 8 herein).

(3) all causes of action, choses in action, and rights of recovery that arise in connection with discharge by Seller of any liabilities or rights of recovery or contribution in respect of any Excluded Assets;

(4) all of Seller's accounts, notes and other receivables (including accounts receivable) relating to the Coin Assets prior to Closing, whether or not accrued and whether or not billed (the "Accounts Receivable");

(5)     all  Seller's  inventory;

(6) all Seller cash, bank deposits, and cash equivalents of Seller and any proceeds thereof;

(7) all books, records, files, and other documents relating to the business activities of Seller other than those relating to the Coin Assets and identified in Section 2.1 above (the "Non-Coin Assets Books and Records");

(8)     all  office  furniture  and  equipment unless listed on Schedule 2.1(4);

(9)     all  art;

(10) rights to mail to, send electronic mail to, make telephone calls to or contact in any manner the Customer List for the specific and explicit purpose of selling or marketing stamps or space collectibles; and

(11)     all  other  assets  not  identified  in  Section  2.1.

     2.3     Assumption  of  Liabilities
     . Seller hereby assumes, and shall discharge when due in accordance with their terms, all liabilities or obligations of Seller resulting from Seller's activities in operating the Coin Assets prior to the Closing Date (as defined in Section 8.2). However, the Buyer shall discharge all liabilities resulting from Buyer's activities regarding the Coin Assets after the Closing Date.

     2.4     Purchase  Price
     . The aggregate purchase price for the Acquired Assets (the "Purchase Price") is Nine Hundred One Thousand Dollars ($901,000.00). Buyer shall pay the Purchase price as follows:
(1) On the Closing Date, Buyer shall pay to Seller the amount of Two Hundred Thousand Dollars ($200,000.00) ("Initial Payment").
(2) On the Closing Date, Buyer shall pay the amount of Seven Hundred One Thousand Dollars ($701,000.00) in the form of a promissory note ("Promissory Note") attached hereto as Exhibit 2.4.B which shall be secured by certain collateral as defined and specified in the Security Agreement in the form attached hereto as Exhibit 2.4.A.

     2.5     Purchase  Price  Allocation
     .  The  parties  shall  do  the  following:
(1)     allocate the Purchase Price among the Acquired Assets in accordance with
Section 1060 of the Code and the regulations thereunder as set forth on Schedule 2.5.A; and
(2) reflect the allocation of the Purchase Price as set forth on Schedule 2.5.B on a completed Internal Revenue Service Form 8594.

     2.6     Transaction  Documents.
       It is a condition to consummation of the transactions contemplated by this Agreement that the parties to or signatories of the following agreements and other documents (together with this Agreement, the "Transaction Documents") execute and deliver them at or on the Closing Date:
(1)     the  Promissory  Note  in  the  form  of  Exhibit  2.4.B;
(2) the Security Agreement in the form of Exhibit 2.4.A and any Uniform Commercial code ("U.C.C.") financing statements required thereunder;
(3) any deeds, assignments, certificates of title and other instruments of transfer and conveyance as are necessary to convey to Buyer good and marketable title to the Acquired Assets;
(4)     an  Assignment  of  the  Lease (as defined below) in the form of Exhibit
3.7.A,  and  Sublease  (as  defined  below)  in  the  form  of  3.7.B;
(5) document(s) to transfer the rights to any and all domain names on the Internet on the forms prescribed by Networksolutions.com;
(6) the Consignment Advance Loan and Security Agreement from Seller to Buyer referred to in Section 2.7; and
(7) A Guaranty by Tangible Asset Galleries, Inc., in the form of Exhibit 9.1 and a Guaranty by Silvano DiGenova in the form of Exhibit 9.2.

     2.7     Consignment  Advances
     . Seller shall provide Buyer with loans for the purpose of making loan advances to consignors for property consigned for auction pursuant to the terms and conditions set forth in the Consignment Advance Loan and Security Agreement in the form attached hereto as Exhibit 2.7. Furthermore, Seller shall advance loans to Buyer subject to terms and conditions of the Consignment Advance Loan and Security Agreement for the consignment loans made by Seller prior to the Closing Date for auctions currently scheduled after the Closing Date, which loans are listed on Schedule 2.7, the repayment of which shall be made to Seller in accordance with the terms and conditions of the Consignment Advance Loan and Security Agreement.
                                    ARTICLE 3
                             SELLER REPRESENTATIONS
     Seller  represents  to  Buyer  as of the date of this Agreement as follows:
     3.1     Organization  and  Good  Standing
     . Seller is a corporation validly existing and in good standing under the laws of its state of incorporation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.
Seller is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect.
     3.2     Authorization
     . Seller has the power to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. Seller has obtained resolutions of its shareholders and its board of directors which has duly authorized Seller to execute and deliver this Agreement and perform its obligations under this Agreement and the other Transaction Documents to which it is party, and no other corporate proceedings of Seller are necessary with respect thereto. Assuming that Buyer has been duly authorized as warranted in Article 4 to execute and deliver this Agreement and the other Transaction Documents to which it is party, this Agreement constitutes, and each of the other Transaction Documents to which Seller is a party will constitute when executed and delivered by Seller, the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (2) general principles of equity, whether considered in a proceeding in equity or at law.
     3.3     No  Violations
     . Seller's execution and delivery of this Agreement and performance of its obligations under this Agreement do not (A) violate any provision of Seller's articles of incorporation or by-laws as currently in effect, (B) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of Seller's properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Seller is a party or by which any of Seller's properties or assets are bound, or (C) violate any Law or Order currently in effect to which Seller is subject (other than any applicable "bulk sales" laws).
     3.4     Consents
     . Seller shall obtain the Consent of any Person, as listed on Schedule 3.4, including the Consent of any party to any Contract to which Seller is a party, in connection with execution and delivery of this Agreement or the other Transaction Documents to which it is party and performance of its obligations, except as otherwise expressly set forth in this Agreement.
     3.5     Title;  Absence  of  Liens
     . Seller has good and marketable title to all of the Acquired Assets, free and clear of any Liens, and upon consummation of the transactions contemplated by this Agreement, Buyer will have good and marketable title to the Acquired Assets free and clear of any Liens.
     3.6     Compliance  With  Laws
     . To Seller's knowledge, in operating the Business in the past three years Seller has complied with all Laws and Orders applicable to the Business or the Acquired Assets. Within the past three years Seller has not received any notice alleging noncompliance with any Laws or Orders applicable to the Acquired Assets, including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, and, to seller's knowledge,  no  such  notice  has  been  recorded  or  published.
     3.7     Leases
     .
     (a) The lease entered into on April 6, 1999, between 9478 Corporation ("Landlord") and Seller (the "Lease") for the premises located at 9478 Olympic Boulevard, Beverly Hills, California (the "Leased Real Property") constitutes the only real property leased by Seller that is used in the operation of the Coin Assets.
(b) Seller and Buyer shall execute an Assignment of Lease of the Leased Real Property in the form attached hereto as Exhibit 3.7.A.
(c)     Seller and Buyer shall execute a sublease in the form attached hereto as
Exhibit  3.7.B  (the  "Sublease").
(d)     Buyer  shall  assume  all  Equipment  Leases for the equipment listed on
Schedule 3.7.C. Seller shall use its best efforts to obtain any consent necessary to assume the Assignment of Lease, Sublease and all Equipment Leases.
     3.8     Taxes
     . Seller has filed all material tax returns required to be filed relating to the Coin Assets and has paid all taxes relating to the Coin Assets that have become due pursuant to those tax returns or any assessment that has become payable, other than those amounts being diligently contested in good faith by appropriate Legal Proceedings and against which adequate reserves are being maintained. There is no Legal Proceeding pending, or to Seller's knowledge, threatened with respect to taxes of Seller relating to the Coin Assets other than normal or recurring-type audits.
     3.9     Environmental  Matters
     . The operations of Seller are and have always been in compliance with all applicable Environmental Laws.
     (a) Neither Seller nor any of its operations are subject to any Order or Contract respecting (1) Environmental Laws, (2) Remedial Action, (3) any Environmental Claim, or (4) the Release or threatened Release of any Hazardous Material.
(b) None of the operations of Seller involves the generation, transportation, treatment, storage or disposal of Hazardous Material.
     3.10     Brokers
     . No broker, finder or investment advisor acted directly or indirectly as such for Seller in connection with this Agreement or the other Transaction Documents relating to the transactions contemplated hereby, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Seller.
     3.11     Software
     . The parties hereby agree that Seller has developed proprietary modifications related to the Accountmate software. Buyer shall not sell, transfer, assign, convey or encumber Seller's proprietary modifications related to the Accountmate software independent of a sale of all or a substantial majority of the assets of Buyer, except that Buyer may license an affiliate of the Buyer to utilize such proprietary modifications, provided that such license restricts further licensing and prohibits any transfer, assignment or sale. Such violation shall result in a termination of Buyer's rights in the proprietary modifications related to the Accountmate software and such sale, transfer, assignment, conveyance, or encumbrance shall be null and void. Seller shall also be entitled to damages caused by any such sale, transfer or assignment. Buyer, or any affiliate of Buyer may enhance or modify the proprietary software at its own expense ("Enhancement"), and all such Enhancements shall be the separate property of Buyer. Buyer shall immediately notify Seller of any Enhancements and provide such Enhancements, without charge or expense, to Seller. Seller shall immediately notify Buyer of any Enhancements and provide such Enhancements, without charge or expense, to Buyer.
     3.12     Confidentiality
     . Seller shall not without the prior written consent of Buyer reveal or make accessible to any Person any confidential information relating to the Coin Assets or the Acquired Assets. For purposes of this Section 3.12, the term "confidential information" does not include information that is already available to the public or becomes available to the public other than by means of a breach of this Section 3.12.
     3.13     Name  Change
     . Seller shall file an amendment to the certificate of incorporation of Seller with the California Department of Corporations within seven (7) days of the Closing to change its corporate name to A-Mark Auction Galleries, Inc., and provide to Buyer proof of the effective filing of such amendment immediately upon receipt of confirmation from the State of California.
     3.14     Employment  Waiver
     . Seller warrants that no contributions, interest or penalties are due to the Employment Development Department from Seller. Seller shall provide a certificate of release from the California Employment Development Department within thirty (30) days from the date of this Agreement or indemnify Buyer from any losses suffered as a result of Seller's failure to obtain such a certificate;
     3.15     California  Franchise  and  Interest  Tax
     . Seller warrants that there are no taxes that need to be withheld under California franchise and income tax law. Seller shall provide corporation tax clearance certificates as of the date of this Agreement within sixty (60) days from the date of this Agreement or indemnify Buyer from any losses suffered as a result of Seller's failure to obtain such a certificate; and
     3.16     Sales  and  Use  Tax
     . Seller warrants that it does not owe any sales and use taxes that need to be withheld pursuant to California law. Seller shall provide a certificate from the Board of Equalization indicating that no amount is due or a receipt showing that all payments have been made within sixty (60) days from the date of this Agreement or indemnify Buyer from any losses suffered as a result of Seller's failure to obtain such a certificate or receipt.
                                    ARTICLE 4
                              BUYER REPRESENTATIONS
     Buyer  hereby  represent  to  Seller  as  follows:
     4.1     Organization  and  Good  Standing
     . Buyer is a corporation validly existing and in good standing under the laws of its jurisdiction of organization with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.
     4.2     Financial  Statements.
       Upon execution of this Agreement, Buyer and Guarantor, Silvano DiGenova shall have delivered or made available to Seller all financial statements of the Buyer and Guarantor; including but not limited to income statements and balance sheets as reasonably requested by Seller ("Financial Statements"). Buyer and Guarantor warrant that the Financial Statements fairly present, in all material respects, the financial position of Buyer and Guarantor, Silvano DiGenova, and the Guarantor Tangible Asset Galleries, Inc., as of the date thereof.
     4.3     Authorization
     . Buyer has the power to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. Buyer's board of directors has duly authorized Buyer to execute and deliver this Agreement and perform its obligations under this Agreement and the other Transaction Documents to which it is party, and no other corporate proceedings of Buyer are necessary with respect thereto.
Assuming that Seller has duly authorized execution and delivery of this Agreement and the other Transaction Documents to which it is party as warranted in Article 3, this Agreement constitutes, and each of the other Transaction Documents to which Buyer is party will constitute when executed and delivered by Buyer, the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (2) general principles of equity, whether considered in a proceeding in equity or at law.
     4.4     No  Violations
     . Execution and delivery of this Agreement by each of Buyer and Buyer and performance of its obligations under this agreement do not (A) violate any provision of its organizational documents as currently in effect, (B) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (C) violate any Law or Order currently in effect to which it is subject (other than any applicable "bulk sales" laws).
     4.5     Consents
     . If required, Buyer shall obtain the Consent of any Person, including the Consent of any party to any Contract to which it is a party, in connection with execution and delivery of this Agreement or the other Transaction Documents to which it is party and performance of its obligations hereunder or thereunder.
     4.6     Confidentiality
     .  Buyer  shall  not  without the prior written consent of Seller reveal or make accessible to any Person any confidential information relating to the Business or the Acquired Assets. For purposes of this Section 4.6 the term "confidential information" does not include information that is already available to the public or becomes available to the public other than by means of a breach of this Section 4.6.
     4.7     Brokers
     . No broker, finder or investment advisor acted directly or indirectly as such for Buyer in connection with this Agreement or any other Transaction
Documents contemplated hereby, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Buyer.
     4.8     Inspection  of  Books  and  Records
     . Buyer shall permit Seller or its representatives and agents, at Seller's expense and at reasonable times during business hours, to inspect all the files, books, records and accounts of the Business transferred to Buyer hereunder that Buyer has in its possession at the time of that request, as well as provide Seller with access to, and the cooperation of, any employee having knowledge of the information therein contained, if that inspection, access and cooperation would serve a reasonable purpose, including without limitation (1) preparation for Legal Proceedings to which Seller is a party relating to the Business prior to the date of this Agreement or (2) performance of accounting reviews or audits of the Business relating to periods prior to the date of this Agreement.
                                    ARTICLE 5
                                    EMPLOYEES
     5.1     Employees
     . On the date of this Agreement, or at another time mutually agreed by the parties, Buyer may offer employment, to any employee of Seller. Notwithstanding the foregoing, Buyer has no obligation to hire or offer employment to any employee of Seller.
     5.2     Terms  of  Subsequent  Employment
     . Nothing in this Agreement will be construed to limit or restrict Buyer from changing the terms of employment of, or terminating, any person hired by Buyer.
                                    ARTICLE 6
                                 INDEMNIFICATION
     6.1     Survival  of  Representations
     . The representations and warranties of the parties contained in this Agreement will survive until six (6) years from the date of this Agreement.
     6.2     Indemnification  of  Buyer
     .  Seller  hereby  agrees  to indemnify, defend and save the Buyer harmless against Indemnifiable Losses arising out of breach by Seller of any of its obligations under this Agreement or any inaccuracy in any representation by Seller in this Agreement, and any Indemnifiable Losses of Buyer arising out of the activities and operations of Buyer prior to the Closing Date. Seller shall be obligated to indemnify Buyer pursuant to this section until the sixth anniversary of the Closing.
     6.3     Indemnification  of  Seller
     . Buyer shall indemnify, defend and save the Seller harmless against Indemnifiable Losses arising out of breach by Buyer of any of its obligations under this Agreement, any inaccuracy in any representation by Buyer in this Agreement, and any Indemnifiable Losses of Seller arising out of the activities and operations of Buyer subsequent to the Closing Date. Buyer shall be obligated to indemnify Seller pursuant to this section until the sixth anniversary of the Closing.
     6.4     Procedures  for  Third  Party  Claim
     . In order to be entitled to indemnification under this Article 6 in connection with a claim made by any Person against any Person entitled to indemnification pursuant to this Article 6 (an "Indemnified Party" any such claim, a "Third Party Claim"), that Indemnified Party must do the following:
(1) notify the Person or Persons obligated to indemnify it (the "Indemnifying Party") in writing, and in reasonable detail, of that Third Party Claim promptly but in any event within twenty (20) business days after receipt of notice of that Third Party Claim, except that any failure to give any such notification will only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure; and
(2)     deliver  to  the Indemnifying Party promptly but in any event within ten
(10) business days after the Indemnified Party receives them a copy of all notices and documents (including court papers) delivered to that Indemnified Party relating to that Third Party Claim.
     In the event of a Third Party Claim against one or more Indemnified Parties, the Indemnifying Party will be entitled to participate in the defense of that Third Party Claim and, if it so chooses, to assume at its expense the defense of that Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of that Third Party Claim, except that if, under applicable standards of professional conduct, there exists a conflict on any significant issue between the Indemnified Party and the Indemnifying Party in connection with that Third Party Claim, the Indemnifying Party shall pay the reasonable fees and expenses of one additional counsel to act with respect to that issue to the extent necessary to resolve that conflict. If the Indemnifying Party assumes defense of any Third Party Claim, the Indemnified Party will be entitled to participate in the defense of that Third Party Claim and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will be entitled to control that defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party did not assume the defense of any Third Party Claim (other than during any period in which the Indemnified Party failed to give notice of the Third Party Claim as provided above and a reasonable period after such notice). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties shall cooperate in the defense or prosecution of that Third Party Claim, including by retaining and providing to the Indemnifying Party records and information reasonably relevant to that Third Party Claim, and making employees available on a reasonably convenient basis. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of that Third Party Claim that the Indemnifying Party recommends and that by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with that Third Party Claim, except that the Indemnifying Party may not without the Indemnified Party's prior written consent agree to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term that each claimant or plaintiff give to the Indemnified Party a release from all liability with respect to that Third Party Claim. Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, that Third Party Claim without the Indemnifying Party's prior written consent.
     6.5     Procedures  for  Other  Claims
     . In order for an Indemnified Party to be entitled to any indemnification under this agreement in respect of a claim that does not involve a Third Party Claim (a "Claim"), that Indemnified Party must within twenty (20) business days of its being notified of that Claim notify the Indemnifying Party of that Claim, and describe in reasonable detail the basis for that Claim, except that any failure to give any such notification will only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure. If the Indemnifying Party does not dispute that the Indemnified Party is entitled to indemnification with respect to that Claim by notice to the Indemnified Party prior to the expiration of a 20-calendar-day period following receipt by the Indemnifying Party of notice from the Indemnified Party of that Claim, that Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of that liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date as the amount of the Claim (or any portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to the Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of the Claim and, if the Claim is not resolved through negotiations, the Indemnified Party may pursue such remedies as may be available to enforce its rights to indemnification under this Agreement.
                                    ARTICLE 7
                              CONDITIONS TO CLOSING
     7.1     Conditions  to  Obligation  of  Buyer
     . The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to Closing, of the following conditions:
     (a) The Seller shall have duly performed and complied in all material respects with all terms, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
     7.2     Conditions  to  Obligation  of  Seller
     . The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to Closing, of the following conditions:
     (a) The Buyer shall have duly performed and complied in all material respects with all terms, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
                                    ARTICLE 8
                                     CLOSING
     8.1     Place  and  Date
     . The closing of the sale and purchase contemplated hereunder (the "Closing") shall take place on or before July 6, 2001, or at such other time as may be agreed to by the Buyer and Seller (the "Closing Date").
     8.2     Transfer  of  Assets
     .
     (a)     At  Closing,  Seller  shall  deliver  to  Buyer:
(i)     all  Transaction  Documents.
     (b)     At  Closing,  Buyer  shall  deliver  to  Seller:
(i)     All  Transaction  Documents;  and
(ii)     the  Initial  Payment.
                                    ARTICLE 9
                                  MISCELLANEOUS
     9.1     Governing  Law
     .  This  Agreement  is  governed  by  the  laws  of the State of California without  giving  effect  to  principles  of  conflict  of  laws.
     9.2     Expenses
     . Seller and Buyer shall share equally and shall timely pay all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees and all outside and independent accounting costs arising out of or attributable to the transactions contemplated by this Agreement.
     9.3     Entirety  of  Agreement
     . This Agreement and the other Transaction Documents constitute the entire agreement of the parties concerning the subject matter hereof and thereof and supersede all prior agreements, if any.
     9.4     Seller's  Further  Assurances
     . Seller shall execute and deliver such additional documents and instruments and perform such additional acts as Buyer may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the other Transaction Documents and the transactions contemplated thereby, to effectively assign and deliver the Acquired Assets to Buyer and to effectuate the intent of this Agreement. Buyer's Further Assurances. Buyer shall execute and deliver such additional documents and instruments, and perform such additional acts as Seller may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement, and to effectuate the intent and  purposes  of  this  Agreement
     9.5     Buyer's  Further  Assurances
     . Buyer shall execute and deliver such additional documents and instruments and perform such additional acts as Seller may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement, and to effectuate the intent and purposes of this Agreement.
     9.6     Bulk  Transfer  Laws
     . Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets to Buyer pursuant to this Agreement; provided, however, that nothing in this Section 10.5 will be construed (1) as indicating that either Buyer or Seller has determined that any bulk sale or bulk transfer law is applicable to the sale of the Acquired Assets, or (2) as diminishing Seller's obligation to pay its debts, obligations and liabilities not expressly assumed by Buyer pursuant to this Agreement.
     9.7     Jurisdiction;  Service  of  Process
     . Any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement must be brought against any of the parties in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.6, however, affects the right of any party to serve legal process in any other manner permitted by law.
     9.8     Notices
     .
     (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:
(i) personal delivery, in which case delivery will be deemed to occur the day of delivery;
(ii) certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or
(iii) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.
     (b) In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If  to  Buyer:     Tangible  Acquisition  II  Corporation
3444  Via  Lido
Newport  Beach,  California
Facsimile:  949-566-9143
Attn:  Michael  Haynes

with  copy  to:     Gersten  Savage  &  Kaplowitz,  LLP
101  East  52nd  Street
New  York,  NY  10022
Facsimile:  212-980-5192
Attn:  Arthur  Marcus

If  to  Seller:     The  A-Mark  Corporation
100  Wilshire  Boulevard
Third  Floor
Santa  Monica,  CA  90401-1143
Facsimile:  (310)  319-0310
Attention:  Steven  C.  Markoff

with  copy  to:     Hawley  Troxell  Ennis  &  Hawley  LLP
P.O.  Box  1617
Boise,  Idaho  83701
Facsimile:  (208)  342-3829
Attention:  John  F.  Kurtz,  Jr.

     9.9     Severability
     . If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     9.10     Amendment
     . This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     9.11     Counterparts
     . This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.
     9.12     No  Third-Party  Rights
     . Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this agreement or any provision of this agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     9.13     Successors  and  Assigns
     . This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party without the written consent of the other.
     9.14     Default
     . Failure of Buyer to perform any Obligation under this Agreement shall constitute a material default under this Agreement and any Transaction Document.
     The undersigned are executing this Agreement on the date stated in the introductory clause.

SELLER
SUPERIOR  GALLERIES,  INC.,
By: /s/ Steven C. Markoff
     Name: Steven C. Markoff
     Title: Chair

BUYER
TANGIBLE  ACQUISITION  II  CORPORATION,
By: /s/ Michael R. Haynes
     Name: Michael R. Haynes
     Title: President

                             SCHEDULES AND EXHIBITS

Schedule  2.1(1)    Trade  Names
Schedule  2.1(4)    Furniture,  Fixtures  and  Computers
Schedule  2.1(6)    Seller's  Contract  Rights
Exhibit   2.4.A     Security  Agreement
Exhibit   2.4.B     Promissory  Note
Schedule  2.6.A     Allocate  Purchase Price among Acquired Assets in accordance with Section 1060 of the Code
Schedule  2.6.B     Internal  Review  Service  Form  8594
Exhibit   2.7       Consignment  Advance  Loan  and  Security  Agreement
Schedule  2.7       Consignment  Loans  Made  By  Seller  for  Auctions After
                    Closing Date
Exhibit   3.7.A     Assignment  of  Lease
Exhibit   3.7.B     Sublease
Schedule  3.7.C     Equipment  Leases
Exhibit   9.1       Guaranty-Tangible  Asset  Galleries,  Inc.
Exhibit   9.2       Guaranty-Silvano  DiGenova